                      SUPPLEMENT NO. 4 DATEDAUGUST 14, 1998
                       TO PROSPECTUS DATED OCTOBER 6, 1997
                                   RELATING TO
         $80,000,000 6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                    INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1
           AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated October 10, 1997, as previously supplemented (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-35827). Any cross references in this Supplement refer to portions of the Prospectus.

           The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Debentures owned by each additional Selling Securityholder as of August 14, 1998 (subject to the qualification set forth below), (ii) the maximum amount of Debentures which may be offered for the account of such additional Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each additional Selling Securityholder as of August 14, 1998, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.




Name of Selling Securityholder  Principal Amount           Principal Amount        Shares of      Shares of Common
                                of Debentures Owned        of Debentures           Common Stock   Stock Offered Hereby (2)
                                                           Offered Hereby          Owned  Prior
                                                                                   to Offering(1)

Alpine Associates............      1,500,000              1,500,000                88,889               88,889
Offshore Strategies LTD(4)...      1,220,000                945,000                72,296               56,000
Laterman Strategies 90s LLC(3)       286,600                366,000                16,984               21,689
First Delta Securities.......        300,000                300,000                17,777               17,777
Laterman and Company.........        189,000                189,000                11,200               11,200
Total........................     $3,495,600              $3,300,000                  N/A              195,555
                                  ==========              ==========                  ===              =======
-----------------------


(1) Includes the shares of Common Stock into which the Debentures held by such Selling Securityholder are convertible at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Debentures held by such Selling Securityholder at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.

(3)  Includes $250,000 aggregate principal amount of freely tradable Debentures.

(4)  Includes $275,000 aggregate principal amount of freely tradable Debentures.

         Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Debentures and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Debentures, no estimate can be given as to the amount of the Debentures and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures and Common Stock since the date on which they provided the information regarding their Debentures and Common Stock, in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution."

         The Company may from time to time, in accordance with the  Registration
Rights  Agreement,   include  additional   Selling   Securityholders  in  future
supplements to the Prospectus.

         Except as described above, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Debentures, within the three-year period ending on the date of this Prospectus.